EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary Name	Country
Hong Kong Highpower Technology Company Limited (“HKHT”)	Hong Kong

Shenzhen Highpower Technology Co., Ltd. (1)	People’s Republic of China

(1) This company is a wholly-owned subsidiary of HKHT.